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As filed with the Securities and Exchange Commission on July 16, 2004

Registration No. 333-

Securities and Exchange Commission
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METALS USA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of incorporation)	76-0533626 (I.R.S. Employer Identification No.)
One Riverway, Suite 1100 Houston, Texas 77056 (713) 965-0990 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

2002 Long-Term Incentive Plan
(Full Title of the Plan)

John A. Hageman, Esq.
Senior Vice President,
General Counsel and Secretary
One Riverway, Suite 1100
Houston, Texas 77056
(713) 965-0990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

J. Vincent Kendrick
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
(713) 220-5800
Fax: (713) 236-0822

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share	2,015,000	$17.46	$35,181,900	$4,457.55

(1)
Issuable upon the exercise of options or awards available for grant under the Metals USA, Inc. 2002 Long-Term Incentive Plan, as amended from time to time. In accordance with Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and calculated on the basis of the average of the high and low sales prices of the common stock of the registrant on July 15, 2004 as reported on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        We will send or give the documents containing the information specified in Part I of this registration statement on Form S-8 to each participant in our 2002 Long-Term Incentive Plan, as required by Rule 428(b)(1) promulgated under the Securities Act of 1933 (the Securities Act). Such documents need not be filed with the Securities and Exchange Commission (the SEC), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 below, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents and information previously filed by us with the SEC are incorporated by reference into this registration statement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 26, 2004;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on April 23, 2004;

  •
  our Current Report on Form 8-K filed with the SEC on April 19, 2004;

  •
  the description of our Common Stock contained in the Registration Statement on Form 8-A, filed with the SEC on April 30, 2003, including any amendment or report filed for the purpose of updating such description; and

  •
  all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act (the Exchange Act) since December 31, 2003.

        All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        We will provide, without charge, to each participant in our 2002 Long-Term Incentive Plan, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3. All such requests should be directed to Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056, Attention: John A. Hageman, Senior Vice President, General Counsel and Secretary, phone number (713) 965-0990.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

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Item 6. Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware (the DGCL) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act on good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

        Our Amended and Restated Certificate of Incorporation contains a provision which limits the liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. In addition, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, subject to certain exemptions and conditions, require us to indemnify to the full extent permitted by the laws of the State of Delaware in the event each person who is involved in legal proceedings by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or

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settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. We are also required to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, our Bylaws specifically provide that the indemnification rights granted thereunder are non-exclusive.

        We currently have an insurance policy covering our directors and officers to insure against certain losses incurred by them.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        A list of exhibits is filed as part of this Registration Statement and can be found immediately after the signature page of this Registration Statement.

Item 9. Undertakings.

        (a)   The Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

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          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Metals USA, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 16, 2004.

METALS USA, INC.
By:	/s/ C. LOURENÇO GONÇALVES C. Lourenço Gonçalves Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below hereby appoints John A. Hageman and Terry L. Freeman and each of them (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 16, 2004.

/s/ C. LOURENÇO GONÇALVES C. Lourenço Gonçalves	Chief Executive Officer, President and Director (principal executive officer)
/s/ TERRY L. FREEMAN Terry L. Freeman	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ DANIEL W. DIENST Daniel W. Dienst	Chairman of the Board of Directors and Director
/s/ JAMES E. BOLIN James E. Bolin	Director
/s/ EUGENE I. DAVIS Eugene I. Davis	Director
/s/ JOHN T. DILACQUA, JR. John T. DiLacqua, Jr.	Director
/s/ JACK G. LECKIE Jack G. Leckie	Director
/s/ GERALD E. MORRIS Gerald E. Morris	Director
/s/ CHARLES P. SANIDA Charles P. Sanida	Director
/s/ SCOTT M. TEPPER Scott M. Tepper	Director

EXHIBIT INDEX

Exhibit No.		Description
4.1		Amended and Restated Certificate of Incorporation of Metals USA, Inc., incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the SEC on November 14, 2002.
4.2	*	Amended and Restated Bylaws of Metals USA, Inc., with Amendment No. 1 effective May 17, 2004.
4.3
Form of Common Stock Certificate of Metals USA, Inc., incorporated by reference to Exhibit 1.1 to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the SEC on November 20, 2002.
4.4
Warrant Agreement, dated as of October 31, 2002, between Metals USA, Inc. and Equiserve Trust Company, N.A., as Warrant Agent, incorporated herein by reference to Exhibit 2.3 to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the SEC on November 20, 2002.
4.5
Registration Rights Agreement, dated as of October 31, 2002, between Metals USA, Inc. and the initial holders, incorporated herein by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q (File No. 1-13123), filed with the SEC on November 14, 2002.
4.6
Amendment to Registration Rights Agreement, dated as of April 3, 2003, between Metals USA, Inc. and the initial holders, incorporated herein by reference to Exhibit 4.5(a) to the Company's registration statement on Form 8-A (File No. 1-13123), filed with the SEC on April 30, 2003.
4.7	*	Metals USA, Inc. 2002 Long-Term Incentive Plan
5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP
23.1	*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).
23.2	*	Consent of Deloitte & Touche LLP.
24.1	*	Power of Attorney (included in signature pages).

*
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX